EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 11, 2012, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2012-1, Large Cap Core Strategy 2012-1, Mid Cap Core Strategy 2012-1, Small Cap Core Strategy 2012-1 and S&P PowerPicks Portfolio 2012-1 (included in Van Kampen Unit Trusts, Series 1179) as of January 11, 2012, contained in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-178149) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 12, 2012